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Extracts from Q4 2016 Monsanto Earnings Call Transcript, October 5, 2016

* * *

Hugh Grant—Monsanto Company—Chairman & CEO

Thanks, Laura, and good morning to everybody on the line. I’d like to begin this morning with our agreement to combine with Bayer in this new era for agriculture.

Our Board of Directors underwent a comprehensive evaluation process and assessed a broad range of strategic options and opportunities. We unanimously determined that a combination with Bayer represents the most compelling value for our shareowners with the most certainty through the all-cash consideration.

So with this agreement as the backdrop, our two priorities going forward are as follows: first, delivering on the 2017 operational plan and key business milestones and, second, executing on the necessary steps to close the deal which is targeted for the end of calendar year 2017.

To be clear, our long-term growth plan and our pipeline remain intact and consistent with what we shared at our Whistle Stop investor event in mid August. However, we recognize that what matters most to our owners now is delivering 2017 and closing the deal, so that will be our focus for the year ahead and in these updates to you.

This deal was struck because the overarching need to deliver innovations to growers continues as demand continues to climb. I know that that may seem incongruent, especially when corn is below $4 a bushel and soybeans are below $10; however, the most recent WASDE Report demonstrates that the demand trend remains both intact and robust. In fact, as seen in slide 8, the trend line is more than 1 billion bushels of growth a year for corn and greater than 500 million bushels of growth a year for soybeans, which is consistent with the historical growth trends.

Meeting that demand over the next decade would require a twofold increase in the rate of yield growth for corn and a fourfold increase for soybeans. Innovation, quite simply, is the best way to increase productivity to meet this projected demand.

And our unique platform advantages provide this innovation, as shown on slide 9. It all starts with our industry-leading Seed and Trait technologies, which reach approximately 400 million acres today as a result of strong grower demand and our historical broad licensing approach.

This footprint serves as the foundation for future upgrades and new technologies, which includes the global annual corn germplasm upgrade, Intacta Roundup Ready 2 PRO, the Roundup Ready Xtend Crop System, seed treatments through our BioAg Alliance with Novozymes, and finally, our unique Climate FieldView platform. This platform has become the digital ag standard for growers large and small with its reach now on 95 million acres.

To reinforce our innovation platform leadership, we recently expanded our capabilities in genome editing. In addition with those with TargetGene and Nomad, we now have agreements in place with Dow AgroSciences and the Broad Institute to further unlock technological capabilities in this rapidly expanding area of science.

Further, these unique innovation platforms are highly complementary to Bayer’s crop protection business. As you know, at Monsanto we’ve discussed the value of an enhanced agricultural portfolio for a long time. We’re entering a new era in agriculture, one in which growers are demanding new solutions and technologies to be more profitable and more sustainable. By pairing Bayer’s exceptional crop protection portfolio with our Seeds and Traits and Climate FieldView platform, we expect to accelerate the rate and the delivery of advancements that will make a real difference on the farm.

To get there from here, we need to close the deal and we’re confident in our path to do so. This confidence stems from the following points. First, these are two different, but complementary, businesses that we’re proposing to combine with limited overlap in products and in geographies.

Second, we’ve a long history of making our technologies widely accessible through licensing and open infrastructure, and Bayer has indicated that they are committed to continuing that practice. And third, Bayer has backed up this confidence with a $2 billion reverse breakup fee.

Our early outreach to various stakeholders and the recent Senate Judiciary Committee hearing led by Senator Grassley bolsters this confidence as there’s an indication of a broader understanding of the factors and the regulatory process.

Moving to slide 10, we’ve provided our anticipated timeline for the transaction and we look forward to updating you on the status as we move forward. Until then, we’re committed to operate as an independent company and we’re focused fully on the year ahead.

* * *

Don Carson—Susquehanna Financial Group—Analyst

Yes, thank you. Hugh, I want to go back to some of your comments on the Bayer transaction. You’ve got $128 firm bid; your stock is trading at $102, so there seems to be some concern over antitrust risks.

You mentioned the reasons why you don’t think that it’s a big issue, but the regulators have said they’re going to evaluate this transaction, but also — not just on its own merits, but in light of the other two major transactions that are out there. So how do you assess that risk from an antitrust standpoint?

Hugh Grant—Monsanto Company—Chairman & CEO

Don, thanks for your question this morning. I’d go back to my opening remarks: The unique thing about this transaction is there is very little overlap. So you’re bringing together a seed business and a crop protection business and I think we can bring these two businesses together with much better insight for the grower by using digital agriculture.

So I can’t speculate on the regulators or opine on how regulators are going to view this, but I think it’s a really unique combination. And the focus in this will be driving the innovation curve,

producing better products faster. And as we embark on that conversation with regulators, we will be stressing that innovation curve and that was certainly emphasized in the hearings with — that Senator Grassley hosted a few weeks ago when Rob had a chance to talk about innovation.

I guess the last thing I’d talk about, when we IPO’d this business 15-plus years ago we were spending about $300 million in innovation. This year we’ll be northwards or around $1.5 billion and I think that the combination going forward allows us to more efficiently drive R&D and get to those much-needed solutions. So that will be the conversation when we get in front of the regulators.

But the irony, Don, is in a tough time in agriculture, there’s never been a greater need for innovation. Those seem to be at odds, but that’s the reality of the marketplace we’re in.

Don Carson—Susquehanna Financial Group—Analyst

Thank you.

Hugh Grant—Monsanto Company—Chairman & CEO

Thanks for your question.

* * *

John Roberts—UBS—Analyst

Then, Hugh, when you bid for Syngenta over a year ago, I think Monsanto was willing to divest all of Syngenta’s seed business. I believe the Bayer agreement has a $1.6 billion divestiture revenue threshold, which I think if they had to divest all of the Bayer seed business plus glufosinate would be exceeded. So how do we think about that threshold?

Hugh Grant—Monsanto Company—Chairman & CEO

John, you’re right; you did ask Pierre the easier of the two questions. Thanks for that.

It’s a $1.6 billion threshold. The composition of that or the properties that will be sold versus retained hasn’t been made public yet, so it’s hard for me to comment on that. But I would go back to my earlier point that compared to the Syngenta deal that never happened; the overlap in this deal is significantly less because there is much smaller overlap in the seed properties.

We’ll see how this plays out, John, but I think as we look at the overlap, or the lack of overlap, I’m encouraged on how the two properties line up.

John Roberts—UBS—Analyst

Okay, thank you.

Hugh Grant—Monsanto Company—Chairman & CEO

No, thank you.

* * *

Jeff Zekauskas—JPMorgan—Analyst

Thanks very much. Do you expect to file your definitive proxy in October or even by mid-October?

And secondly, the point of the Bayer combination is to enhance innovation. Given how long it takes to bring new agricultural products to market, is it really the case that we’ll find out if innovation is created 10 to 20 years from now, rather than, I don’t know, three to five years from now? Do you think that that’s an appropriate characterization?

Hugh Grant—Monsanto Company—Chairman & CEO

Jeff, thanks very much for the two questions. I think — taking the last piece first. As you look at innovation, I think, number one, the need’s never been greater. Number two, I think there’s the capacity to accelerate innovation, particularly in the area of digital agriculture and particularly in the area of precision agriculture where we’re developing software and where we’re using, literally, harvested data to improve decision quality on — decision quality on farm.

So I don’t — there’s a piece of this I don’t think you wait 10 or 20 years; there’s a piece of this I think you see very quickly and Brett used some of those examples in his prepared remarks. So I think there will be evidence of that acceleration as you bring these platforms together.

And to Brett’s point, I don’t think that’s increasing cost for the grower; I think it increases efficiency. It unlocks that extra bushel.

And then it’s hard to say on the proxy, but our expectation would be by the end of October. The merger agreement is already out there, the frequently asked Q&As are out there already, and then the proxy will contain the next tranche of information around the deal and the history on the lead up to the deal. And I would expect we’ll see that around the end of October.

Jeff Zekauskas—JPMorgan—Analyst

You spoke of innovation in digital and precision. Does Bayer accelerate innovation in digital and precision agriculture or could you do that on your own?

Hugh Grant—Monsanto Company—Chairman & CEO

I think what — to your point earlier, time will be the proof of this. But I think the more that you can bring up in that platform faster, the quicker you build insights for the grower. If you think back, between Climate and Precision Ag, we’re in our third season. Brett talked about 95 million acres, so very, very fast growth.

But it’s the quality of the data that you bring in the platform. The machinery company is now up, all of US distribution now up, and I think when we bring the Bayer crop protection materials up, you just increase the density and the subsequent quality of decision-making. We’ve always said that there would be space in that platform for all of our competitors as well, so I think that this will be a broadly-licensed platform.

And then the competitive element of this will be who delivers the best insights and I think Bayer will really help in that.

Jeff Zekauskas—JPMorgan—Analyst

Okay, good. Thank you so much.

* * *

Hugh Grant—Monsanto Company—Chairman & CEO

So thanks very much for your questions this morning. Let me just briefly summarize as we try to respect your time.

A big year ahead for Monsanto. Our plan to return to EPS growth in 2017 is on solid ground and we are now eager, as a team, to get started.

Simply, if you look at the year ahead, we’ve two priorities: delivering on the operations and the key milestones for the year to deliver that growth, as well as executing on the necessary steps to close the deal with Bayer. As the year progresses we will look forward to updating you as the process unfolds. Thanks again for joining us on the call this morning. All the very best.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto Company (“Monsanto”) and Bayer Aktiengesellschaft (“Bayer”). In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto stockholders do not approve the transaction; uncertainties as to the timing of the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the impact of the transaction on the Company’s credit rating; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Monsanto assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Forward Looking Statements Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts, as well as the proposed transaction with Bayer Aktiengesellschaft (“Bayer”). These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: risks related to the proposed transaction between the company and Bayer, including the risk that the company’s shareowners do not approve the transaction, the risk that the regulatory approvals required for the transaction may not be obtained on the anticipated terms or time frame or at all, the risk that the other conditions to the completion of the transaction may not be satisfied, the risk that disruptions or uncertainties related to the proposed transaction could adversely affect the company’s business, financial performance and/or relationships with third parties, and the risk that certain contractual restrictions during the pendency of the transaction could adversely affect the company’s ability to pursue business opportunities or strategic transactions; continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public understanding and acceptance of our biotechnology and other agricultural products; the success of the company’s research and development activities; the outcomes of major lawsuits, including potential litigation related to the proposed transaction with Bayer; developments related to foreign currencies and economies; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the recent increases in levels of indebtedness, continued availability of capital and financing and rating agency actions; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters, accidents, and security breaches, including cybersecurity incidents, on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results. The information on unregistered pesticides in this presentation is for educational purposes and is not an offer to sell or use any unregistered product mentioned in this presentation. © 2016 Monsanto Company 2

Trademarks Trademarks owned by Monsanto Company and its wholly-owned subsidiaries are italicized in this presentation. All other trademarks are the property of their respective owners. Fiscal Year References to year, or to fiscal year, are on a fiscal year basis and refer to the 12-month period ending August 31. Additional Information and Where to Find It This communication relates to the proposed merger transaction involving Monsanto Company (“Monsanto”) and Bayer Aktiengesellschaft (“Bayer”). In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148. Participants in Solicitation Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. 3

Bayer and Monsanto to Create Global Leader in Agriculture[1]

Combination creates a leader in Life Science with a balanced portfolio

Offer Summary

- All-cash consideration of $128 per Monsanto share
- Reverse break-up fee of $2 billion, including divesture commitments
- Transaction unanimously approved by Monsanto's Board of Directors, Bayer's Board of Management and Bayer's Supervisory Board

Path to Completion

Q1 '17 Sep-Nov	Q2'17 Dec-Feb	Q3 '17 Mar-May	Q4 '17 Jun-Aug	Q1 '18 Sep-Nov	Q2 '18 Dec-Feb
September 14, 2016 *Signing of merger agreement between Bayer and Monsanto*	**Late 2016/ Early 2017** *Monsanto to convene shareowner meeting to vote on merger agreement*				**End of 2017** *Expected transaction closure*

Filings with regulatory agencies

Drive transaction closure

1. The acquisition is subject to customary closing conditions, including Monsanto shareowner approval of the merger agreement and receipt of required regulatory approvals.

10